Exhibit 99.1

Axovant Announces Financial Results for Third Fiscal Quarter and Nine Months Ended December 31, 2019

NEW YORK, NY and BASEL, Switzerland, February 10, 2020 (GLOBE NEWSWIRE) - Axovant Gene Therapies Ltd. (NASDAQ: AXGT), a clinical-stage company developing innovative gene therapies, today provided financial results for its third fiscal quarter ended December 31, 2019.

Fiscal Third Quarter Financial Summary

Research and development expenses were $8.3 million for the third fiscal quarter ended December 31, 2019 compared to $21.5 million for the third fiscal quarter ended December 31, 2018. Research and development expenses decreased by $4.2 million in the current year period, after excluding a $10.0 million upfront license fee paid in the prior year period to the University of Massachusetts Medical School ("UMMS") and $1.0 million due to UMMS for development and regulatory milestones achieved in the current year period. While program-specific costs increased during the period for the programs currently under development, they were offset by decreases related to the discontinuation of our AXO-AAV-OPMD and nelotanserin programs, as well as decreases in share-based compensation and personnel-related costs primarily associated with a decrease in headcount.

General and administrative expenses decreased by $5.5 million from $10.9 million for the three months ended December 31, 2018 to $5.4 million in the three months ended December 31, 2019, primarily due to reductions in (i) personnel costs of $1.7 million and share-based compensation expense of $1.2 million attributable to reduced headcount, (ii) legal, accounting and other administrative professional fees of $1.6 million and (iii) costs allocated under our services agreements with Roivant Sciences, Inc. ("RSI") and Roivant Sciences GmbH ("RSG") of $0.6 million as a result of the decentralization of the services provided to us. Going forward, the costs allocated to us under our services agreements with RSI and RSG are expected to continue to be insignificant.

Net loss for the fiscal third quarter ended December 31, 2019 was $14.0 million, or $0.62 per share, based on a weighted-average of 22.8 million common shares outstanding, compared to a net loss of $34.3 million, or $2.13 per share, based on a weighted-average of 16.1 million common shares outstanding for the quarter ended December 31, 2018.

Nine-Months Financial Summary

Research and development expenses were $36.2 million for the nine months ended December 31, 2019 compared to $80.4 million for the nine months ended December 31, 2018. Research and development expenses decreased by $13.2 million in the current year period, after excluding a net amount of $13.0 million due to Oxford BioMedica (UK) Ltd. ("Oxford") for a development milestone achieved and $1.0 million due to UMMS for development and regulatory milestones achieved in the current year period, as well as the upfront license fees of $25.0 million paid to Oxford, $10.0 million paid to Benitec Biopharma Limited ("Benitec") and $10.0 million paid to UMMS in the prior year period. While program-specific costs increased during the period for the programs currently under development, they were offset by decreases related to the discontinuation of our legacy intepirdine, nelotanserin and AXO-AAV-OPMD programs, as well as decreases in share-based compensation and personnel-related costs primarily associated with a decrease in headcount, in addition to costs allocated under our services agreements with RSI and RSG as a result of the decentralization of the services provided to us.

General and administrative expenses decreased by $16.4 million from $33.3 million for the nine months ended December 31, 2018 to $16.9 million in the nine months ended December 31, 2019, primarily due to reductions in (i) share-based compensation expense of $6.2 million and personnel costs of $1.5 million attributable to reduced headcount, (ii) legal, accounting and other administrative professional fees of $4.7 million, and (iii) costs allocated under our services agreements with RSI and RSG of $2.5 million as a result of the decentralization of the services provided to us.

Net loss for the nine months ended December 31, 2019 was $56.0 million, or $2.46 per share, based on a weighted-average of 22.8 million common shares outstanding, compared to a net loss of $120.0 million, or $8.06 per share, based on a weighted-average of 14.9 million common shares outstanding for the nine months ended December 31, 2018. Net cash used in operating activities for the nine months ended December 31, 2019 was $49.6 million, or $41.6 million excluding a total of $8.0 million paid to Oxford and UMMS for development and regulatory milestones achieved.

In November 2019, we amended our loan and security agreement with Hercules Capital, Inc. ("Hercules"), which, among other things, provides for a 9-month interest-only period that commenced in December 2019, the elimination of the covenant to maintain a minimum cash balance, and prepayment of 50%, or approximately $15.7 million, of outstanding principal due without penalty. No new securities or derivatives in Axovant Gene Therapies Ltd. were issued as part of this loan amendment with Hercules.

As of December 31, 2019, we had $27.8 million of cash and cash equivalents, working capital of $2.7 million, and total debt of $15.3 million, net of discount, of which $6.5 million was classified as long-term debt.

About Axovant

Axovant Gene Therapies, part of the Roivant family of companies, is a clinical-stage company focused on developing a pipeline of innovative gene therapy product candidates for debilitating neurological diseases. The company's current pipeline of gene therapy candidates targets GM1 gangliosidosis, GM2 gangliosidosis (including Tay-Sachs disease and Sandhoff disease), and Parkinson’s disease. Axovant is focused on accelerating product candidates into and through clinical trials with a team of experts in gene therapy development and through external partnerships with leading gene therapy organizations. For more information, visit www.axovant.com.

About Roivant

Roivant Sciences aims to improve health by rapidly delivering innovative medicines and technologies to patients. It does this by building Vants – nimble, entrepreneurial biotech and healthcare technology companies with a unique approach to sourcing talent, aligning incentives, and deploying technology to drive greater efficiency in R&D and commercialization. For more information, please visit www.roivant.com.

Forward-Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as "may," "might," "will," "would," "should," "expect," "believe," "estimate," and other similar expressions are intended to identify forward-looking statements. For example, all statements Axovant makes regarding costs associated with its operating activities are forward-looking. All forward-looking statements are based on estimates and assumptions by Axovant’s management that, although Axovant believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Axovant expected. Such risks and uncertainties include, among others, the initiation and conduct of preclinical studies and clinical trials; the availability of data from clinical trials; the expectations for regulatory submissions and approvals; the continued development of its gene therapy product candidates and platforms; Axovant’s scientific approach and general development progress; and the availability or commercial potential of Axovant’s product candidates. These statements are also subject to a number of material risks and uncertainties that are described in Axovant’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 10, 2020, as updated by its subsequent filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it was made. Axovant undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Media and Investors

Parag Meswani
Axovant Gene Therapies
(212) 547-2523
investors@axovant.com
media@axovant.com

AXOVANT GENE THERAPIES LTD.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
Operating expenses:
Research and development expenses(1)
(includes share-based compensation expense of $876 and $1,910 for the three months ended December 31, 2019 and 2018 and $2,006 and $3,299 for the nine months ended December 31, 2019 and 2018, respectively)	$8,267	$21,483	$36,190	$80,403
General and administrative expenses(2)
(includes share-based compensation expense of $1,436 and $2,648 for the three months ended December 31, 2019 and 2018 and $3,332 and $9,575 for the nine months ended December 31, 2019 and 2018, respectively)	5,409	10,933	16,928	33,309
Total operating expenses	13,676	32,416	53,118	113,712
Other (income) expenses:
Interest expense	1,066	1,906	3,937	5,808
Other (income) expense	(694)	(78)	(1,231)	275
Loss before income tax expense	(14,048)	(34,244)	(55,824)	(119,795)
Income tax expense (benefit)	(9)	52	156	224
Net loss	$(14,039)	$(34,296)	$(55,980)	$(120,019)
Net loss per common share — basic and diluted	$(0.62)	$(2.13)	$(2.46)	$(8.06)
Weighted-average common shares outstanding — basic and diluted	22,791,669	16,096,488	22,785,006	14,897,890

(1) Includes total costs (benefit) allocated from certain wholly owned subsidiaries of our parent company, Roivant Sciences Ltd., of $0 and $(450) for the nine months ended December 31, 2019 and 2018, respectively. No such costs (benefit) were allocated during the three months ended December 31, 2019 and 2018.

(2) Includes total costs allocated from certain wholly owned subsidiaries of our parent company, Roivant Sciences Ltd., of $27 and $698 for the three months ended December 31, 2019 and 2018, respectively, and $103 and $2,772 for the nine months ended December 31, 2019 and 2018, respectively.

AXOVANT GENE THERAPIES LTD.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except share and per share amounts)

	December 31, 2019	March 31, 2019
Assets
Current assets:
Cash and cash equivalents	$27,812	$106,999
Prepaid expenses and other current assets	3,621	5,859
Income tax receivable	1,988	1,726
Total current assets	33,421	114,584
Long-term investment	5,871	5,871
Other non-current assets	46	973
Operating lease right-of-use assets	1,946	—
Property and equipment, net	980	1,278
Total assets	$42,264	$122,706

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$347	$1,698
Accrued expenses	20,334	20,619
Current portion of operating lease liabilities	1,156	—
Current portion of long-term debt	8,851	21,182
Total current liabilities	30,688	43,499
Operating lease liabilities, net of current portion	77	—
Long-term debt	6,452	22,994
Total liabilities	37,217	66,493

Shareholders’ equity:
Common shares, par value $0.00001 per share, 1,000,000,000 shares authorized, 22,791,669 and 22,779,891 issued and outstanding at December 31, 2019 and March 31, 2019, respectively	—	—
Additional paid-in capital	746,845	741,318
Accumulated deficit	(741,996)	(686,016)
Accumulated other comprehensive income	198	911
Total shareholders’ equity	5,047	56,213
Total liabilities and shareholders’ equity	$42,264	$122,706